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                                 _____________, 1997




International Meta Systems, Inc.
100 North Sepulveda Boulevard
Suite 601
El Segundo, California 90245


              RE:  INTERNATIONAL META SYSTEMS, INC.
                   REGISTRATION STATEMENT ON FORM S-1
                           (FILE NO. 33-      )
                   -----------------------------------

Gentlemen:

         As counsel for International Meta Systems, Inc. (the "Company"), we have participated in the preparation of the Registration Statement (No. 33-____________) filed on Form S-1 under the Securities Act of 1933, as amended, relating to the offering of up to ___________ shares (the "Shares") of the Company's common stock, par value $0.0001 per share (the "Common Stock"), including ________ Shares of Common Stock which make up the Over-allotment Option. We have also examined the proceedings taken and the instruments executed in connection with the issuance of the Shares.

         It is our opinion that, the Shares, when issued as contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                       Very truly yours,